Exhibit 8

Warrant No. 002	To Purchase 7,272
Shares of Common Stock

WARRANT

TO PURCHASE SHARES OF COMMON STOCK

OF

INDEPENDENT BANK GROUP, INC.

PURCHASE PRICE PER SHARE: $55.00

THIS CERTIFIES that, for value received, DAVID R. BROOKS (the “Registered Owner”) is entitled, subject to the terms and conditions of this Warrant, until the Expiration Date (as defined herein), to purchase 7,272 shares of the common stock, $1.00 par value (the “Common Stock”), of Independent Bank Group, Inc. (the “Company”) from the Company at $55.00 per share.

Section 1. Exercise. The purchase rights represented by this Warrant are exercisable at the option of the Registered Owner, in whole or in part, at any time prior to 5:00 pm (CST) on December 23, 2018 (the “Expiration Date”). The Expiration Date is subject to amendment pursuant to Sections 8 and 9 hereof.

Section 2. Method of Exercise. Subject to the provisions hereof, the Warrant may be exercised by delivery of this Warrant to the Company with the exercise form duly executed and payment of the purchase price (in immediately available funds) for the shares purchased.

Section 3. Company’s Covenants as to Common Stock. Shares of Common Stock deliverable on the exercise of this Warrant shall, at delivery, be fully paid and non-assessable.

Section 4. Limited Rights of Owner. This Warrant does not entitle the Registered Owner to any voting rights or other rights as a shareholder of the Company, or to any other rights whatsoever except the rights herein expressed. No dividends are payable or will accrue on this Warrant or the shares purchasable hereunder until, and except to the extent that, this Warrant is exercised.

Section 5. Transfer/Assignability. This Warrant shall not be assignable or otherwise transferable except by will or by the laws of decent and distribution or pursuant to a qualified domestic relations order.

Section 6. Recognition of Registered Owner. Prior to due presentment for registration of transfer of this Warrant, the Company may treat the registered owner as the person exclusively entitled to receive notices and otherwise to exercise rights hereunder.

Section 7. Adjustment of Shares Subject to Purchase. If the Company, by stock dividend, split, reverse split, or reclassification of shares, changes as a whole the outstanding Common Stock into a different number or class of shares, then:

(1) the number and class of shares so changed shall, for the purposes of this Warrant, replace the shares outstanding immediately prior to the change; and

(2) the Warrant purchase price in effect, and the number of shares purchasable under this Warrant, immediately prior to the date upon which the change becomes effective, shall be adjusted proportionately (with the purchase price being adjusted to the nearest cent). Irrespective of any adjustment or change in the Warrant purchase price or the number of shares purchasable under this Warrant, the Warrants theretofore issued may continue to express the Warrant purchase price per share and the number of shares purchasable as were expressed in the Warrants when initially issued.

On the happening of an event requiring an adjustment of the Warrant purchase price or the shares purchasable hereunder, the Company shall forthwith give written notice to the Registered Owner stating the adjusted Warrant purchase price and the adjusted number and kind of securities or other property purchasable hereunder resulting from the event and setting forth in reasonable detail the method of calculation and the facts upon which the calculation is based. The board of directors of the Company, acting in good faith, shall determine the calculation.

Section 8. Capital Call. Should any governmental agency which has jurisdiction over the Company’s subsidiary, Independent Bank, McKinney, Texas (the “Bank”) require the Bank to increase its capital, the Expiration Date shall be amended to the date set forth by the directors of the Bank at their sole discretion or as set forth by the governmental agency mandating the increase of capital. Failure to exercise the Warrant prior to such amended Expiration Date (whether as set forth herein or as amended pursuant to a regulatory agency mandated increase in capital) shall cause the termination of the Warrant and the holder hereof shall have no further right to exercise the Warrant.

Section 9. Merger or Dissolution. In case of a merger or consolidation in which the shareholders of the Company are entitled to receive consideration, or a voluntary or involuntary dissolution, liquidation, receivership or winding up of the Company is at any time proposed, the Company shall, to the extent feasible, give at least 10 days’ written notice to the Registered Owner prior to the record date as of which holders of Common Stock will be entitled to receive consideration or distributions as a result of the proposed transaction. Such notice shall contain: (1) the date on which the transaction is to take place; (2) the record date as of which holders of Common Stock will be entitled to receive consideration or distributions as a result of the transaction; (3) a brief description of the transaction; (4) a brief description of the consideration or distributions to be made to holders of Common Stock as a result of the transaction; and (5) an estimate of the fair value of the consideration or distributions. In the event of such transaction, the Expiration Date shall be amended to be the effective date of such transaction. Failure to exercise the Warrant prior to such amended Expiration Date shall cause the termination of the Warrant and the holder hereof shall have no further right to exercise the Warrant.

Section 10. Method of Giving Notice; Extent Required. Notices shall be given in writing by hand delivery, electronic mail, or by first class mail, postage prepaid, addressed to the Registered Owner at the address appearing in the records of the Company. No notice to a holder of this Warrant is required except as specified in Sections 7 and 8 above.

Section 11. Access to Information. The Company will provide an opportunity to any Registered Owner of this Warrant to ask questions of management of the Company and to obtain information to the extent the Company has the same in its possession prior to any exercise of the Registered Owner’s rights to purchase Common Stock under this Warrant. Requests for information and any other questions concerning the business and affairs of the Company should be directed to the Chairman of the Board of Directors of the Company at its main business offices.

Section 12. Shareholder Agreements. Any shares of Common Stock acquired pursuant to the exercise of the Warrant shall be subject to the Amended and Restated Shareholders Agreement, as amended, and the Drag Along and Tag Along Rights Agreement to which the Registered Owner is a party.

Section 13. No Registration. This warrant and any securities acquired upon the exercise of this warrant have not been registered under: (a) the Securities Act of 1933, as amended, in reliance upon the exemptions from registration provided in sections 3 and 4 of such act; or (b) any state securities laws in reliance upon applicable exemptions thereunder. This warrant and any securities acquired upon the exercise of this warrant must be acquired for investment only for the account of the investor and may not be sold or transferred in the absence of an effective registration of them under such act and all other applicable securities laws or an opinion of counsel (or such other evidence) acceptable to the company or its representatives that such sale or transfer would not violate applicable securities laws or regulations. At the time this warrant is exercised, the holder is entitled to receive updated financial information on the Company.

Dated effective December 23, 2008

INDEPENDENT BANK GROUP, INC.

By:	/s/ DAVID R. BROOKS
David R. Brooks
Chairman of the Board

ATTEST:

/s/ JAN WEBB
Jan Webb
Secretary

EXERCISE FORM

The undersigned hereby: (1) irrevocably subscribes for                      shares of the Company’s Common Stock pursuant to this Warrant, and encloses payment of $                     therefor; (2) requests that a certificate for the shares be issued in the name of the undersigned and delivered to the undersigned at the address below; and (3) if such number of shares is not all of the shares purchasable hereunder, that a new Warrant of like tenor for the balance of the remaining shares purchasable hereunder be issued in the name of the undersigned and delivered to the undersigned at the address below.

Printed Name:
(Signature. Please sign exactly as name appears on Warrant)

Date:

Address:

Taxpayer ID No.